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                                               Filed Pursuant to Rule 424(a)
                                               Registration File No.: 333-18243


                         QUESTRON TECHNOLOGY, INC.

                                Supplement
                                    to
                           PRELIMINARY PROSPECTUS
                          dated February 25, 1997

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The information contained in the Preliminary Prospectus dated February 25, 1997
("Preliminary Prospectus") of Questron Technology, Inc. (the "Company") is hereby supplemented as follows: Terms not defined in this Supplement shall have the meanings given to them in the Preliminary Prospectus.

Cover Page:
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     The last sentence of the first paragraph shall be deemed deleted and the following substituted in lieu therefor: "The Series B Preferred Stock and Series IV Warrants shall be detachable and may trade separately 30 days following the date of this Prospectus or on such earlier date as may be determined by the Underwriter in its sole discretion."

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     The second sentence of the paragraph under the caption "Units" shall be deemed deleted and the following substituted in lieu therefor: "The Series B Preferred Stock and Series IV Warrants shall be detachable and may trade separately 30 days following the date of this Prospectus or on such earlier date as may be determined by the Underwriter in its sole discretion."

Dated: March 3, 1997